Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 2 to Registration Statement on Form S-1 of WhiteHawk Income Corporation (the “Company”) of our report dated March 31, 2026, except for Note 3, as to which the date is May 6, 2026, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a restatement of the 2025 consolidated financial statements). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Dallas, Texas

May 26, 2026